UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




      Date of Report  (Date of earliest event reported):  April 3, 2000




                                ENTRADE INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)




      Pennsylvania                    1-15303          52-2153008
----------------------------        ------------       -------------------
(State or other jurisdiction        (Commission        (IRS Employer
    of incorporation)               File Number)       Identification No.)




              500 Central Avenue, Northfield, Illinois   60093
            ----------------------------------------------------
            (Address of principal executive offices)  (Zip Code)




     Registrant's telephone number, including area code:  (847) 441-6650




                               Not applicable
       --------------------------------------------------------------
       (Former name or former address, if changed since last report.)



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ITEM 5. OTHER EVENTS

      On April 3, 2000, in order to devote his full attention to establishing asseTrade.com, Inc., as the leading marketplace for industrial assets, Robert D. Kohn, who is a founder and the chief executive officer of asseTrade.com, resigned as a director of Entrade.

      On April 5, 2000, Entrade agreed with a majority-owned subsidiary of Gondwana Resources NL to organize a new entity known as Entrade Asia Pacific, subject to Gondwana shareholder approval. Entrade Asia Pacific intends to develop B2B e-commerce marketplaces in the Asia-Pacific region, targeting opportunities in 18 countries, including Australia, New Zealand, China, Singapore, the Philippines and South Korea. Entrade has agreed to provide the venture the exclusive right to sublicense the Entrade technology in the Asia-Pacific region for up to two years, depending upon compliance with certain conditions, and will also provide technical and management resources. Gondwana, through its subsidiary, Global Net Asia Pacific Ltd., has agreed to fund a license of the Entrade technology for $7,000,000 and provide management services to the new venture. Of the $7,000,000 license fee, $2,000,000 is due and payable upon Gondwana shareholder approval, and $5,000,000 is due and payable upon Entrade's delivery of websites for three e-commerce marketplaces and a demonstration website. If the Gondwana shareholders approve the transaction, Entrade expects to receive the entire license fee in the second and third quarters of 2000. Each of Entrade and the Gondwana subsidiary will own 50% of the new entity and will have the right to elect two of the four members of the new entity's board of directors. Gondwana's elected directors will have the right to make a decisive casting vote if the new entity's board of directors is deadlocked.

      On April 12, 2000, Entrade entered into a Stock Purchase Agreement with Positive Asset Remarketing, Inc., a Nevada corporation, and certain other parties, pursuant to which Entrade terminated a prior agreement to acquire Positive Asset Remarketing, and agreed to acquire from Positive Asset Remarketing 7,350,000 shares of the Class A common stock of asseTrade.com, Inc., in exchange for a cash payment for $3,488,000 and 964,000 shares of Entrade's common stock, subject to adjustment in certain cases. The transaction will increase Entrade's interest in asseTrade.com, Inc. to 50% of the Class A common stock of, and approximately 28.08% (on a fully diluted basis) of all equity interests in, asseTrade.com, Inc.

      On March 27, 2000 Entrade closed a private placement financing transaction with several institutional and accredited investors. Under the terms of the private placement, Entrade issued $30,000,000 of redeemable convertible preferred stock resulting in net proceeds to Entrade of approximately $28,500,000. The non voting preferred stock bears a 6% dividend, which Entrade can pay, at its election, in either cash or common stock. For the 15 months after issuance of the preferred stock and subject to certain registration requirements and other restrictions, Entrade had the right to elect to convert into common stock all or part of the preferred stock at the lesser of $78.73 or 91% of the lowest closing sale price of Entrade's common stock during the two consecutive trading days ending on the date of such election. Because the closing sales price of Entrade's common stock on April 13 and 14, 2000 was below $15.00 per share, Entrade no longer has the right to elect to convert the preferred stock. Instead, the investors have the right to elect to convert the preferred stock at a conversion price equal to the lesser of $19.44 or 91% of the lowest closing sale price of Entrade's common stock during the two consecutive trading days ending on the date of such election. Entrade has the right to redeem the preferred stock at 115% of par. In conjunction with the sale of preferred stock, Entrade issued warrants to the investors to purchase 400,000 shares of its common stock at $41.375 per share. Effective as of April 20, 2000, the warrant exercise price will adjust to $16.20 per share and the number of shares of common stock issuable pursuant to the warrants increased to 1,021,605. On April 17, 2000, Entrade gave notice to the investors that is was exercising its right to redeem all of


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the preferred stock by the close of business on April 20, 2000.  The investors have the right to convert the preferred stock, in lieu of accepting such redemption, on or before the close of business on April 19, 2000.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (a)   Not Applicable.

      (b)   Not applicable.

      (c)   Exhibits:

            Exhibit
            No.         Exhibit Description
            -------     -------------------

             99.1 Joint Venture and Shareholder's Agreement dated as of April 5, 2000 between entrade.com, Inc., GlobalNet Asia Pacific Ltd and Entrade Asia Pacific Pty Ltd.

             99.2 Master Software License Agreement dated as of April 5, 2000 between Entrade Asia Pacific Pty Ltd and entrade.com, Inc.

             99.3 Stock Purchase Agreement dated as of April 12, 2000 among Entrade Inc., Positive Asset Remarketing, Inc., a Nevada corporation, Positive Asset Remarketing, Inc., a Massachusetts corporation, Robert D. Kohn, Benjamin Kafka and Mark Quinn.



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                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ENTRADE INC.



                                    By:    /s/ Mark F. Santacrose
                                           ------------------------------
                                           Mark F. Santacrose, President
                                           and Chief Executive Officer




Date:  April 17, 2000

                                EXHIBIT INDEX



Exhibit
No.         Exhibit Description
-------     -------------------

 99.1 Joint Venture and Shareholder's Agreement dated as of April 5, 2000 between entrade.com, Inc., GlobalNet Asia Pacific Ltd and Entrade Asia Pacific Pty Ltd.

 99.2 Master Software License Agreement dated as of April 5, 2000 between Entrade Asia Pacific Pty Ltd and entrade.com, Inc.

 99.3 Stock Purchase Agreement dated as of April 12, 2000 among Entrade Inc., Positive Asset Remarketing, Inc., a Nevada corporation, Positive Asset Remarketing, Inc., a
            Massachusetts corporation, Robert D. Kohn, Benjamin Kafka and Mark Quinn.